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                                                                    EXHIBIT 99.1

CARMEUSE LIME, INC. TO ACQUIRE DRAVO CORPORATION FOR $13.00 PER SHARE IN CASH

     Pittsburgh, PA and Chicago, IL, September 15 -- Dravo Corporation (NYSE:DRV), Carmeuse Lime, Inc., and Lafarge S.A. today jointly announced agreement on a merger between Dravo Corporation and Carmeuse Lime, Inc. Under the merger agreement, the acquiring company, DLC Acquisition Corp., a wholly owned subsidiary of Carmeuse Lime, Inc., will make a cash tender offer for all of the outstanding common stock of Dravo at a price of $13.00 per share. The Boards of Directors of Carmeuse and Dravo have unanimously approved the transaction, and Dravo's Board has recommended that their shareholders tender to the offer.

     Under the terms of the agreement, DLC Acquisition Corp. will commence its tender offer for Dravo's common stock within the next five business days. Consummation of the offer is subject to a number of conditions, including the condition that at least a majority of Dravo's outstanding common shares, on a fully-diluted basis, be tendered into the offer, and the condition that Hart-Scott-Rodino and other regulatory approvals be obtained. The agreement provides for the payment of a $9.5 million topping fee in the event Dravo consummates a transaction with a third party.

     Upon consummation of the recently announced North American lime joint venture between the Carmeuse North American group and Lafarge Lime, a division of Lafarge S.A., which is anticipated during the fourth quarter of 1998, the Dravo business would become part of the joint venture. Consummation of the offer for Dravo is not subject to the timing or the consummation of the joint venture between Carmeuse and Lafarge.

     Commenting on the agreement, Arthur E. Byrnes, chairman of Dravo, said, "After comprehensive review, we have concluded that this transaction provides our shareholders with a liquidity opportunity at a substantial premium to the current market price."

     Carl A. Gilbert, president and chief executive officer of Dravo, added "From a business standpoint, combining with Carmeuse Lime will make us part of a larger, growth-oriented company. To that extent we will have achieved the central objective of our strategic plan -- that of bringing about a significant increase in the critical mass of our business. Such an outcome would represent a win-win for our shareholders, our customers and our employees."

     Jacques Germay, chairman of the Carmeuse North American group, and Alain Crouy, chief executive officer of Lafarge Aluminates, Lime and Admixtures, jointly stated that, "The transaction between Carmeuse Lime and Dravo, together with the anticipated joint venture between Carmeuse and Lafarge, will create a strong company by combining the resources of Carmeuse, Lafarge and Dravo to better serve the needs of the marketplace."

     Based in Pittsburgh, Dravo is the largest publicly owned company in the U.S. lime industry, operating 3.4 million tons of annual capacity. Based in Chicago, Illinois, Carmeuse Lime, Inc. is a privately held North American company and part of the Carmeuse North American group. The Carmeuse North American group, which includes eight lime plants in the U.S. and Canada, has approximately 3 million tons of annual production capacity. Lafarge Lime has approximately 800,000 tons of annual lime production capacity in the North American market.

     Carmeuse, a Belgian group, was founded in 1860. It posts annual revenues of more than US$500 million in lime, dolomite and limestone; employs 3,000 people at more than 50 plants in Europe, North America, and Mexico; and is committed to a strategy of strong international development in its markets. World leader in construction materials, Lafarge S.A. holds a top-ranking position in all five of its core businesses: cement, concrete and aggregates, roofing, gypsum, and specialty products. Active in 60 countries, Lafarge employs nearly 65,000 people, generating sales of US$10 billion.

     For further information, contact Earl J. Bellisario, senior vice president and chief financial officer of Dravo Corporation, at 412-995-5585; Jacques Germay, chairman of Carmeuse North America, at 011-32-10-48-16-00; Richard Kraus, president of Carmeuse North America, at 708-757-1258, or Yves Romestan, director of external relations for Lafarge Group, at 011-33-1-44-34-11-02.